                                                                    EXHIBIT 10.1



                              SETTLEMENT AGREEMENT

         This SETTLEMENT AGREEMENT ("Agreement") between Micrografx, Inc., a Texas corporation, (referred to herein as the "Company"), and J. Paul Grayson ("Executive"), is entered into and effective as of the 15th day of April, 1997, and sets forth the terms and conditions concerning Executive's separation from employment with the Company.

         THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO ARTICLE 17.

         WHEREAS, the parties have agreed on the terms and conditions of the termination of employment of Executive from the Company;

         NOW, THEREFORE, in consideration of the agreement of such terms and conditions as contained herein, the parties agree as follows:

         1. Effective Date of Termination of Employment. The Company and Executive agree that the effective date of Executive's termination of employment and as a member of the Board of Directors was the close of business on December 31, 1996, (the "Effective Date").

         2. Settlement Compensation

         (a) The Company agrees to pay Executive a Settlement amount of Two Hundred Six Thousand Dollars ($206,000) in two equal payments upon the execution of this Agreement by all parties. The first payment will be made on April 25, 1997 and the second payment on July 1, 1997. Such payment shall be subject to appropriate withholding and deductions consistent with the Company's normal payroll policies. Executive acknowledges that payment of the Settlement amount described herein is made by the Company in consideration of the agreements, releases and undertakings of Executive made herein, and is also in full and complete satisfaction of all of the Company's obligations to Executive, including, without limitation, the Company's obligations pursuant to the (i) Employee Non-Disclosure Agreement dated June 1, 1982, (ii) Executive Severance Agreement, and Executive Severance Policy (Non-Change in Control), delivered as of October 21, 1996 but not executed by the parties, all of which agreements and any other agreements respecting employment, compensation or benefits are terminated and of no further force or effect upon the execution of this Agreement by all parties and the payment of the sums required hereunder, except for the provisions of the Nondisclosure Agreement, which shall expressly survive.

         Executive represents and warrants to the Company that no other sums are now or will be in the future due and payable to Executive by the Company other than those amounts specified in this Agreement, the receipt of which is hereby acknowledged.

         3. American Express Charges. Executive agrees to return his corporate American Express Card to Company and to make no further charges to such account. Executive agrees to pay any personal charges which have been charged to such account. Company shall pay any business charges on such account in accordance with Company's current expense reimbursement policy and will provide Executive with any documentary copies or evidence of such charges.

         4. Options and Stock. The Company and Executive acknowledge and agree that as of the Effective Date, all stock options previously granted to Executive pursuant to the company's Incentive and Nonstatutory Stock Option Plans, not otherwise vested, have been terminated and are of no further force or effect. Employee represents and warrants to the Company that he has neither purchased nor sold any shares of the common stock of the Company during the period beginning 6 months prior to January 10, 1997 and through and including the date of execution hereof not otherwise reported.

         5. Insurance Plans. The Company and Executive acknowledge and agree that as of the Effective Date, Executive has no further rights to participate in any of the Company's group or other insurance (medical, dental, life, retirement, or other insurance or group benefit programs) plans, except as may be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (i.e., COBRA), at Executive's expense.

         8. Duties of  Executive

               a. Termination as Officer and Director. The Company and Executive hereby acknowledge that all directorships, offices and other positions held by Executive with the Company and all of its subsidiaries and affiliates terminated on December 31, 1996. The Company agrees to remove Executive from such positions on a timely basis, as may be necessary, and Executive agrees to cooperate with Company in such actions.

               b. Non-disclosure and Non-competition. Executive acknowledges that he is subject to, and Executive hereby reaffirms and agrees to abide by, the terms and conditions of that certain Employee Non-Disclosure Agreement dated June 1, 1982, and further acknowledges and agrees that the provisions of such Employee Non-disclosure Agreement shall apply to Executive. The non-competitive provisions of such agreement shall hereby continue to be in full force and effect.

               c. Non-solicitation. For a period of one (1) year immediately following the termination of Executive's employment with the Company, Executive shall not either directly or indirectly make known to any person, firm, or corporation the names and addresses of any of the customers of the Company or any other information pertaining to the customers or call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers of the Company on whom Executive called or with whom he became acquainted during the term of employment with the Company under this Agreement, either for himself or for any other person, firm, or corporation.

               d. Non-hire. For a period of one (1) year immediately following the termination of Executive's employment with the Company, Executive shall not employ, offer to employ, solicit or hire as an Executive, agent or contractor or in any other capacity, any current Executive or contractor of the Company.

               e. Comments About the Company. Executive and Company each agree that they will not say, publish or do any act or thing that disparages or casts the other party, its officers, directors, Executives, agents and/or representatives as the case may be in an unfavorable light, or which could result in injury to any such person or party's reputation. Either party shall make no public statements or announcements regarding Executive's past employment by the Company or any of the matters set forth herein without first consulting with the Company and obtaining its prior written approval as to the timing and content of the proposed statements and/or announcements, except that other party may disclose dates of employment, title, job description and final base annual salary of Executive with the Company. The parties agree that neither shall make any press release or other public announcement concerning this Agreement except to the extent required by applicable law.

               Executive further agrees at Company's reasonable request, to appear jointly with Company's President or to be interviewed for industry publications, where such appearances or interviews do not interfere with Executive's schedule and may be beneficial to Company's public image. Executive also agrees to reasonably cooperate or assist Company with any dispute or litigation which the Company may have and to which Executive may have information.

               Company will also cause to be mailed a letter to the editor of the Dallas Morning News, a copy of which attached hereto as Exhibit A, which has been agreed by the parties. The parties acknowledge that Company cannot guarantee publication or the form of publication of such letter. An originally signed duplicate of the letter shall be mailed to Executive for his file.

               f. Assistance. Executive agrees to provide reasonable assistance to management of the Company in connection with the Chili for Children Foundation, and in furtherance thereof, shall commit his best efforts to cause the relationship to continue with Company consistent with the agreement set forth as Exhibit B herein, and to henceforth vote in favor of such agreement now and in the future. The parties agree that any dispute or alleged breach of or under Exhibit B shall not be a breach of this Agreement.

               g. Return of Company Property. Executive agrees to return all Company property in his possession concurrently with the execution of this Agreement on both parties, including, without limitation, all computers, printers, software, hardware, communications equipment, credit cards, telephone, automobiles, the airpass issued in Executive's name, business records and any other related items, except when the parties agree in writing to assign such item to Executive.

               h. Referral. The Company and Executive acknowledge and agree that Executive shall direct all inquiries concerning the employment history of Executive from a prospective employer to the Director of Human Resources, and the Company shall provide such prospective employer only with the dates of Executive`s employment with the Company, title and final base salary, or a letter or statement which the parties may otherwise agree.

         9.  Releases

               a. In consideration of the premises and mutual promises, agreements, and covenants contained herein, including the payments to Executive in which the spouse of Executive has a community property interest and subject to the full and timely payment to Executive the Settlement Compensation set forth in 2 above, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Executive and his spouse hereby fully, finally, completely and generally release the Company, its subsidiaries and/or affiliates and their respective officers, directors, Executives, shareholders, attorneys, agents and representatives from any and all claims, actions, demands, losses, liabilities, expenses, obligations and/or causes of action, of whatever kind or character (collectively the "Claims"), arising out of occurrences prior to the date of execution of this Agreement, whether known or unknown, arising from, relating to, or in any way connected with Executive's employment with the Company or to any Claim or defense that Executive or his spouse may have with respect to the Promissory Note or the Loan Documents, the termination of Executive's employment with the Company, his service as an officer of the Company and any of its subsidiaries and/or affiliates, and from any and all Claims arising under the Civil Rights Act of 1964, Americans with Disabilities Act of 1990, Texas Commission on Human Rights Act, Texas Handicap Discrimination Act, and any and all other Claims arising under any statute, common law or contract (whether oral or written), and subject to the full and timely payment to Executive of all Settlement Compensation in 2. above, and his spouse further agree not to take any legal action or file any suit, action, or proceeding against the Company, its subsidiaries and/or affiliates and their respective officers, directors, Executives, shareholders, attorneys, agents or representatives related thereto, or aid, assist or abet any party pursuing a suit, action or proceeding against the Company with respect to the Claims. This release shall not affect the rights of Executive or the Company created or continued under this Settlement Agreement.

               b. In consideration of the premises and mutual promises, agreements, and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company (by and through its directors and officers) and those directors of the company listed under the acknowledgment below, hereby fully, finally, completely and generally release Executive from any and all claims, actions, demands, losses, liabilities, expenses and/or causes of action of whatever kind and character, arising out of occurrences prior to the date of execution of this Agreement, whether known or unknown, arising from, relating to, or in any way connected with Executive's employment with the Company and the termination of his employment with the Company, and his service as an officer of the Company and any of its affiliates and/or subsidiaries, arising under any statute, common law or contract (whether oral or written), provided, however, that this release is based upon Executive's representation that he has not taken any action that would make the Company, its subsidiaries and/or affiliates, or their respective officers, directors, Executives, shareholders and/or agents liable for any illegal activities, intentionally and individually without Board of Management approval or joinder.

               c. Each party understands and agrees that this Agreement constitutes a valid and enforceable waiver and release, and creates enforceable rights as described herein, and acknowledges that this waiver and release is made knowingly and voluntarily.

               d. Executive and Company agree to fully and immediately dismiss any pending administrative or judicial action that has been filed against the other.

         10. Binding Nature. EXECUTIVE, HIS SPOUSE AND THE COMPANY ACKNOWLEDGE THAT EACH HAS CAREFULLY READ THIS AGREEMENT, THAT EACH FULLY UNDERSTANDS ITS PROVISIONS AND ITS FINAL AND BINDING EFFECT, AND THAT EACH IS SIGNING THIS AGREEMENT VOLUNTARILY. EXECUTIVE, HIS SPOUSE AND THE COMPANY FURTHER ACKNOWLEDGE THAT EACH HAS BEEN AFFORDED THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THEIR CHOICE PRIOR TO EXECUTING THIS AGREEMENT. THIS AGREEMENT AND ALL OF THE RIGHTS OF THE COMPANY UNDER THIS AGREEMENT WILL INURE TO THE BENEFIT OF AND WILL BE ENFORCEABLE BY THE COMPANY'S SUCCESSORS AND ASSIGNS. THIS AGREEMENT AND ALL OF THE RIGHTS OF EXECUTIVE UNDER THIS AGREEMENT WILL INURE TO THE BENEFIT OF AND WILL BE ENFORCEABLE BY HIS PERSONAL OR LEGAL REPRESENTATIVES, EXECUTORS, ADMINISTRATORS, SUCCESSORS, HEIRS, DISTRIBUTEES, DEVISEES AND LEGATEES. EXECUTIVE AND COMPANY REPRESENT THAT EACH OF THEM HAS THE REQUISITE AUTHORITY AND COMPETENCY TO EXECUTE THIS AGREEMENT, AND THE COMPANY

REPRESENTS THAT THE UNDERSIGNED OFFICER HAS THE REQUISITE AUTHORITY AND COMPETENCY TO EXECUTE THIS AGREEMENT ON BEHALF OF THE COMPANY.

         11. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then both parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable or void. The intent and agreement of the parties to this Agreement is that this Agreement will be deemed amended by modifying any such illegal, unenforceable or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

         12. Waiver. No delay or omission by either party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof. A waiver by either of the parties to this Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

         13. Full Payment. The payments and obligations of the Company described herein satisfy all of Executive's and his spouse's Claims against the Company. Executive further agrees that he will be solely responsible for and will indemnify and hold the Company harmless from, any federal or state income tax, FICA, or other tax liability, if any, resulting from the payments made to Executive pursuant to this Agreement, or other sums previously paid to Executive during his employment by the Company, except as may have been withheld by the Company in accordance herewith. Executive and his spouse recognize that if either of them breaches their respective agreements contained herein, that they shall be jointly and severally liable to the Company as a result thereof for all payments made hereunder by the Company to Executive in reliance upon and in consideration for their respective agreements herein contained. Provided, however, notwithstanding any liability Executive or his spouse may have to the Company as a result of any breach of this Agreement, the releases, waivers and other agreements contained herein shall not be affected and shall continue in full force and effect.

         14. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT-OF-LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES HERETO SUBMIT THEMSELVES TO THE JURISDICTION OF THE TRIBUNALS OF THE STATE OF TEXAS, INCLUDING WITHOUT LIMITATION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, WHICH MAY SO HAVE JURISDICTION, EXPRESSLY WAIVING ANY VENUE TO WHICH THEY MAY BE ENTITLED BY THEIR PRESENT OR FUTURE DOMICILES.

         15. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the expiration of three (3) days after being mailed by United States registered mail, return receipt requested, postage prepaid, or immediately by facsimile, addressed as follows:

         If to Executive:           J. Paul Grayson
                                    6325 Murphy Rd.
                                    Garland, TX  75048

         If to the Company:         President
                                    Micrografx, Inc.
                                    1303 Arapaho Road
                                    Richardson, Texas  75081
                                    cc: Legal Department


         Or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         16. ARBITRATION. EXECUTIVE, HIS SPOUSE AND THE COMPANY AGREE THAT ANY DISPUTE ARISING UNDER THIS AGREEMENT, SHALL BE SUBMITTED TO ARBITRATION IN DALLAS, TEXAS IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE DECISION OF THE ARBITRATOR(S) WILL BE BINDING, CONCLUSIVE AND NON-APPEALABLE, AND THAT COSTS OF SUCH ARBITRATION SHALL BE PAID BY THE PARTY CHARGED BY THE ARBITRATOR(S) IN RENDERING ITS (THEIR) DECISION. EXECUTIVE AND HIS SPOUSE AGREE THAT, NOTWITHSTANDING THIS PROVISION, THE COMPANY MAY OBTAIN ANY INJUNCTIVE, EQUITABLE OR COMMON LAW RELIEF NECESSARY TO ENFORCE EXECUTIVE'S OBLIGATIONS ARISING UNDER SECTIONS 8(B), 8(C) AND 8(D) OF THIS AGREEMENT.

         17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. EQUITABLE REMEDIES. EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT NEITHER HE NOR THE COMPANY WOULD ENTER INTO THIS AGREEMENT BUT FOR THE AGREEMENTS OF THE OTHER CONTAINED HEREIN AND THAT THE OTHER WOULD BE IRREPARABLY INJURED BY A VIOLATION OF THE PROVISIONS OF THIS AGREEMENT AND THAT NEITHER WOULD HAVE ADEQUATE REMEDY AT LAW IN THE EVENT OF SUCH VIOLATION. THEREFORE, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT INJUNCTIVE RELIEF, SPECIFIC PERFORMANCE OR ANY OTHER APPROPRIATE EQUITABLE REMEDY (WITHOUT BOND OR OTHER SECURITY BEING REQUIRED) ARE APPROPRIATE REMEDIES TO ENFORCE COMPLIANCE BY THE OTHER OF ITS OBLIGATIONS HEREUNDER.

         19. Entire Agreement. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and there are no understandings or agreements relative to this Agreement which are not fully expressed in this Agreement, except for that certain Employee Nondisclosure Agreement dated June 1, 1982, between Executive and the Company. All prior agreements between the parties with respect to the subject matter of this Agreement, whether oral or written, are expressly superseded by this Agreement. No change, waiver or discharge of this Agreement will be valid unless in writing and signed by the party against which such change, waiver or discharge is to be enforced.

         This Agreement is executed on this 15th day of April, 1997, to be effective as of the Effective Date.

MICROGRAFX, INC.                            Executive

By:    /s/ DOUGLAS RICHARD                  /s/ J. PAUL GRAYSON
       -------------------------            ------------------------------------
Title: Chief Executive Officer              J. Paul Grayson
       -------------------------




                      ACKNOWLEDGMENT AND FURTHER AGREEMENT

         I, ____________ Barbara J. Martin, for the consideration to my spouse
J. Paul Grayson in which I have a community property interest, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby acknowledge and agree to abide by the terms and conditions of this Agreement.

                                            Spouse

                                            /s/ BARBARA J. MARTIN
                                            -----------------------------------
                                            Barbara J. Martin

                                   EXHIBIT A




Letter to the Editor
Dallas Morning News
Subject: Clarification of comments regarding J. Paul Grayson in the Business Section of the Dallas Morning News of Wednesday March 12, 1997.

In an article entitled "7th Level's Grayson leaving Firm", your writer Alan Goldstein apparently quoted Seymour Merrin (a Micrografx Board Member) out of context in relating comments Mr. Merrin made about George Grayson to his brother Paul.

As the Co-founder, and current Chairman of the Board of Micrografx, I speak for the employees of Micrografx in stating my conviction that J. Paul Grayson made a significant and long-lasting contribution to the success of Micrografx, and we take issue with any interpretation of the article to the contrary.

In fact, during Mr. Grayson's recent tenure as CEO (July 1994 through November
1996), Micrografx recorded nine straight quarters of profitability. In addition, the Company's cash position improved significantly reaching a record level. During this period, the Company also reduced sales and marketing, operational, and employment expenses without laying off any employees.

Mr. Grayson was also directly responsible for bringing in a number of talented outside corporate Directors and professional managers to Micrografx, including our CEO, Douglas Richard.

Thanks in a large part to Mr. Grayson's leadership, the Company today has an excellent financial position, is debt free, has adequate cash reserves and is well positioned to continue its success in the future.

Sincerely,


Joseph A. Kupke
Chairman of the Board of Directors, Micrografx, Inc.

February 11, 1997



J. Paul Grayson
President, Micrografx Chili For Children Foundation, Inc.
1303 East Arapaho Rd.
Richardson, Texas  75081

SUBJECT: Continuation of Relationship Between Foundation and Micrografx, Inc.

Dear Paul:

As you know the Company has been considering the basis upon which it may continue to work cooperatively with the Foundation in sponsorship and a relationship beyond sponsorship in connection with the chili cook-off, under the direction of Larry Morris. Since the event of the chili cook-off, as well as the Foundation, presents a mutually beneficial relationship to the Company and the Foundation, we are pleased in proposing that the relationship continue and even become more strong at the present time. Therefore, we submit the following proposal for the Foundation's Board of Directors to consider:

     1. The Company agrees to continue its sponsorship at the Cattle Baron sponsorship level at the current rate of $30,000 per year.

         While technically we would like the opportunity to reconsider the level of sponsorship should the amount dramatically increase from $30,000, I do not see any reason why the Company cannot continue to agree to sponsorship at the Cattle Baron level for this year and years beyond.

     2. Micrografx will continue to sponsor the event cocktail party as it has in the past. While there has been some sharing of the expenses for the party, we assume that the cost of the party in the future will be a Micrografx marketing expense, with the party to be similar to those as we have had in the past.




Exhibit B

Mr. J. Paul Grayson
Page 2


     3. The Foundation and the Company shall basically share at the rate of 50% each the out-of-pocket costs for continued operation of the Foundation on a daily basis. While we can provide a more detailed schedule, the costs of the total expenses should include the cost, salary and benefits for Kate Potts, 75% of the time for Laura Calava, allocated real estate, any extraordinary use of Micrografx associates used for the chili cook-off, and miscellaneous expenses such as office supplies and telephone. The costs for those items for the year just ending as of the chili cook-off was approximately $66,000. Therefore, each of us would contribute $33,000, necessitating the Foundation provide a check to Micrografx each year in that amount. Since the Foundation has currently agreed to pay to the Company $25,000 per year, this should only be a slight increase in any given year.

         If you wish we can also agree to a floor and a ceiling for such amount. That is, Micrografx will always agree to contribute expenses so that its share of such amounts equal or exceed $25,000, and would request in return that the matching contribution which the Company would be required to contribute would be $75,000. In connection with this arrangement, Kate and Laura would remain on the payroll of Micrografx, Inc. but would have only a dotted line reporting responsibility to an internal officer of the Company for planning purposes. That individual at the present time would be John Dearborn, in order to maximize the marketing benefits of the cook-off to the Company. Kate would be under the direct supervision of yourself, and would be free to come and go as she pleases and work at your direction.

         The Company would also ask that under John's leadership that Kate and John would work together on issues which are related to the event, such as providing John an advance look at annual planning, mutual planning of the party, and purchasing, accounting, and other items of mutual contact within the Company.

     4. The Company would have the ability to appoint a member of its management team to the Foundation's Board of Directors, and such individual would continue to be elected as a director during the Company's sponsorship of the event.

     5. In order to build a lasting relationship to which the Company and the Foundation can invest, we suggest that this relationship be formally documented for a period of five (5) years, including our participation in the chili cook-off for 1997.

Mr. J. Paul Grayson
Page 3


     6. The Foundation will agree to not change the name of the Foundation without the permission of the Company.




Paul, we look forward to doing more to support the Foundation in connection with these points, as opposed to taking a lesser role. We believe in the charitable purpose of the Foundation, and will commit ourselves obviously in many ways in which we cannot document and for which we do not expect reimbursement. If these items are agreeable to you, we will document them in a brief memorandum and be pleased to continue the relationship with you and the Foundation.

Very truly yours,


/s/ DOUGLAS RICHARD
-----------------------------
    Douglas Richard


AGREED AND ACCEPTED:



/s/ J. PAUL GRAYSON
-----------------------------
    J. Paul Grayson